Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Asure Software, Inc. Employee Stock Purchase Plan of our report dated March 17, 2016, with respect to the special purpose carve-out financial statements of Mangrove Employer Services – Payroll Division as of December 31, 2015 and 2014 and for the years then ended, which report is included in the Current Report on Form 8-K of Asure Software, Inc. filed with the Securities and Exchange Commission on March 22, 2016.

/s/ Marcum LLP

Irvine, California
 December 14, 2016